Exhibit 12

Select Medical Holdings Corporation
Ratio of Earnings to Fixed Charges
(unaudited)

	For the Year Ended December 31,
	2008	2009	2010	2011	2012
	(dollars in thousands)
Pre-tax income from operations before adjustments for non-controlling interests in consolidated subsidiaries or earnings (loss) from equity investees	$51,897	$116,404	$124,432	$180,807	$235,845

Fixed charges:
Interest expense and amortization of debt discount and premium on all indebtedness	145,894	132,469	112,337	99,216	94,950
Capitalized interest	474	427	767	304	153
Rentals:
Buildings—33%(A)	36,380	38,644	39,033	39,070	40,973
Office and other equipment—33%(A)	9,580	9,309	12,038	15,010	14,577
Preferred stock dividend requirements of consolidated subsidiaries	53,970	29,273	—	—	—

Total fixed charges	$246,299	$210,121	$164,175	$153,600	$150,653

Pre-tax income from operations before adjustment for non-controlling interests in consolidated subsidiaries or earnings (loss) from equity investees plus fixed charges, less preferred stock dividend requirements of consolidated subsidiaries less capitalized interest	$297,722	$326,098	$287,840	$334,103	$386,345

Ratio of earnings to fixed charges	1.21	1.55	1.75	2.18	2.56

(A)
The Company uses 33% to estimate the interest on its rentals. This percentage is a reasonable approximation of the interest factor.

Select Medical Corporation
Ratio of Earnings to Fixed Charges
(unaudited)

	For the Year Ended December 31,
	2008	2009	2010	2011	2012
	(dollars in thousands)
Pre-tax income from operations before adjustments for non-controlling interests in consolidated subsidiaries or earnings (loss) from equity investees	$84,100	$152,037	$152,297	$209,424	$247,036

Fixed charges:
Interest expense and amortization of debt discount and premium on all indebtedness	110,889	99,543	84,472	81,232	83,759
Capitalized interest	474	427	767	304	153
Rentals:
Buildings—33%(A)	36,380	38,644	39,033	39,070	40,973
Office and other equipment—33%(A)	9,580	9,309	12,038	15,010	14,577

Total fixed charges	$157,323	$147,922	$136,310	$135,616	$139,462

Pre-tax income from operations before adjustment for non-controlling interests in consolidated subsidiaries or earnings (loss) from equity investees plus fixed charges, less preferred stock dividend requirements of consolidated subsidiaries less capitalized interest	$240,949	$299,532	$287,840	$344,736	$386,345

Ratio of earnings to fixed charges	1.53	2.02	2.11	2.54	2.77

(A)
The Company uses 33% to estimate the interest on its rentals. This percentage is a reasonable approximation of the interest factor.